Exhibit 99.1

Contact:  Walter H. Hasselbring, III
                 (815) 432-2476
IF BANCORP, INC. ANNOUNCES RESULTS FOR FIRST QUARTER
OF FISCAL YEAR 2024 (UNAUDITED)

Watseka, Illinois, October 30, 2023 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $466,000, or $0.15 per basic share and $0.14 per diluted share for the three months ended September 30, 2023, compared to $2.0 million, or $0.63 per basic share and $0.62 per diluted share, for the three months ended September 30, 2022.
For the three months ended September 30, 2023, net interest income was $4.6 million compared to $6.3 million for the three months ended September 30, 2022.  Interest income increased to $9.3 million for the three months ended September 30, 2023, from $7.1 million for the three months ended September 30, 2022.  Interest expense increased to $4.7 million for the three months ended September 30, 2023, from $828,000 for the three months ended September 30, 2022.  We recorded a provision for credit losses of $222,000 in the three months ended September 30, 2023, compared to a credit for credit losses of $(88,000) in the three months ended September 30, 2022.  Noninterest income decreased to $1.1 million for the three months ended September 30, 2023, from $1.2 million for the three months ended September 30, 2022.  Noninterest expense was $4.8 million for both the three months ended September 30, 2023, and for the three months ended September 30, 2022.  For the three months ended September 30, 2023, income tax expense totaled $175,000 compared to $740,000 for the three months ended September 30, 2022.
Total assets at September 30, 2023 were $870.7 million compared to $849.0 million at June 30, 2023.  Cash and cash equivalents increased to $13.6 million at September 30, 2023, from $11.0 million at June 30, 2023.  Investment securities decreased to $191.1 million at September 30, 2023, from $201.3 million at June 30, 2023.  Net loans receivable increased to $614.6 million at September 30, 2023, from $587.5 million at June 30, 2023.  Deposits decreased to $687.1 million at September 30, 2023, from $735.3 million at June 30, 2023.  The large decrease in deposits was due to approximately $62.1 million in deposits from a public entity that collects real estate taxes that were on deposit at June 30, 2023 and withdrawn in the three months ended September 30, 2023, when tax monies were distributed.  Total borrowings, including repurchase agreements, increased to $106.5 million at September 30, 2023 from $30.3 million at June 30, 2023.  Stockholders’ equity decreased to $66.6 million at September 30, 2023 from $71.8 million at June 30, 2023.   Equity decreased primarily due to a decrease of $5.1 million in accumulated other comprehensive income (loss), net of tax, and the accrual of approximately $672,000 in dividends to our shareholders.  The decrease in accumulated other comprehensive income (loss) was primarily due to unrealized depreciation on available-for-sale securities, net of tax, as a result of a decline in market value that was attributable to changes in interest rates and not credit quality.  These decreases were partially offset by net income of $466,000, and ESOP and stock equity plan activity of $163,000.
IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association.  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Champaign and Bourbonnais, Illinois and a loan production in Osage Beach, Missouri.  The principal activity of the Association’s wholly owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of outbreaks of  COVID-19 or other diseases resulting in a pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)
	For the Three Months Ended September 30,
	2023	2022
	(unaudited)
Interest income	$9,291	$7,078
Interest expense	4,708	828
Net interest income	4,583	6,250
Provision (credit) for credit losses	222	(88)
Net interest income after provision (credit) for credit losses	4,361	6,338
Noninterest income	1,128	1,218
Noninterest expense	4,848	4,847
Income before taxes	641	2,709
Income tax expense	175	740

Net income	$466	$1,969

Earnings per share (1)
Basic	$0.15	$0.63
Diluted	0.14	0.62
Weighted average shares outstanding (1)
Basic	3,203,072	3,105,077
Diluted	3,266,753	3,181,412
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footnotes on following page

Performance Ratios
	For the Three Months Ended September 30, 2023	For the Year Ended June 30, 2023
	(unaudited)
Return on average assets	0.22%	0.56%
Return on average equity	2.69%	6.56%
Net interest margin on average interest earning assets	2.26%	2.80%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)
	At September 30, 2023	At June 30, 2023
	(unaudited)
Assets	$870,695	$848,976
Cash and cash equivalents	13,582	10,988
Investment securities	191,112	201,299
Net loans receivable	614,598	587,457
Deposits	687,148	735,314
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	106,538	30,287
Total stockholders’ equity	66,591	71,753
Book value per share (2)	19.85	21.39
Average stockholders’ equity to average total assets	8.13%	8.59%

Asset Quality
(Dollars in thousands)
	At September 30, 2023	At June 30, 2023
	(unaudited)
Non-performing assets (3)	$167	$148
Allowance for credit losses	7,450	7,139
Non-performing assets to total assets	0.02%	0.02%
Allowance for credit losses on loans to total loans	1.20%	1.20%

(1)  Shares outstanding do not include ESOP shares not committed for release.
(2)  Total stockholders’ equity divided by shares outstanding of 3,354,626 at both September 30, 2023, and at June 30, 2023.
(3)  Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.